Exhibit 5.1

11 May 2012

Diageo Capital plc	Your reference
Edinburgh Park
5 Lochside Way	Our reference
Edinburgh EH12 9DT	SRBP/JJV
United Kingdom
Direct line
and	020 7090 4749

Diageo Investment Corporation
801 Main Avenue Norwalk, Connecticut 06851 United States of America and Diageo plc Lakeside Drive Park Royal London NW10 7HQ United Kingdom

Dear Sirs,

Issue of U.S. $1,000,000,000 1.500% notes due 2017 by Diageo Capital plc (the “Diageo Capital Securities”) and the issue of U.S. $1,000,000,000 2.875% guaranteed notes due 2022 and U.S. $500,000,000 4.250% guaranteed notes due 2042 (the “Diageo Investment Securities” and together with the Diageo Capital Securities, the “Securities”) by Diageo Investment Corporation (together with Diageo Capital plc, the “Issuers”), guaranteed as to payment of principal and interest by Diageo plc (the “Guarantor”)

We have acted as English legal advisers to the Guarantor in connection with the issue of the Securities and have taken instructions solely from the Guarantor.

This opinion is delivered in connection with the prospectus supplement in respect of the Securities of the Issuers and the Guarantor filed with the United States Securities and Exchange Commission (the “SEC”) on or around 8 May 2012 (together with the registration statement filed on Form F-3 on 8 February 2012, the “Registration Statement”).  We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

For the purpose of this opinion, we have examined copies or drafts of the following documents:

1.                                      the indenture dated 3 August 1998 between Diageo Capital plc, the Guarantor and The Bank of New York Mellon (as successor in the interest to Citibank N.A. by virtue of the Agreement of Resignation,  Appointment and Acceptance dated 16 October 2007) (the “Diageo Capital Indenture”), including the form of guarantees to be given by the Guarantor (the “Diageo Capital Guarantees”);

2.                                      the indenture dated 1 June 1999 between the Diageo Investment Corporation, the Guarantor and the Bank of New York Mellon (as successor in the interest to Citibank N.A. by virtue of the Agreement of Resignation,  Appointment and Acceptance dated 16 October 2007) (the “Diageo Investment Indenture” and together with the Diageo Capital Indenture, the “Indentures”) including the form of guarantees to be given by the Guarantor (the “Diageo Investment Guarantees” and together with the Diageo Capital Guarantees the “Guarantees”);

3.                                      a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 14 December 2000 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

4.                                      a copy of an extract from the minutes of a meeting of the standing committee of the board of directors of the Guarantor held on 11 November 2003 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

5.                                      a copy of an extract from the minutes of meetings of the board of directors of the Guarantor held on 24 August 2011 and 3 May 2012 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

6.                                      a copy of an extract from the minutes of a meeting of the Finance Committee of the Guarantor held on 6 September 2011 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

7.                                      a copy of an extract from the minutes of meetings of the Finance Committee of the board of directors of the Guarantor held on 30 April 2012 and 4 May 2012 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

8.                                     a copy of the memorandum and articles of association (together with certain resolutions filed at Companies House) of the Guarantor certified as true by the Deputy Secretary’s Certificate referred to in paragraph 9 below;

9.                                      the deputy secretary’s certificate dated 11 May 2012 in respect of the Guarantor (the “Deputy Secretary’s Certificate”); and

10.                                entries shown on CH Direct print outs obtained by us from the Companies House database at 2.34 p.m. on 10 May 2012 of the file of the Guarantor maintained at Companies House (the “Company Searches”).

This letter sets out our opinion on certain matters of the law of England and Wales as at today’s date.  We have not made an investigation of, and do not express any opinion on, any other law.  This letter is to be construed in accordance with the law of England and Wales.

For the purposes of this letter we have assumed:

(i)                                    the copy (including electronic copy) and draft documents examined by us are complete and accurate as at today’s date and conform to the originals and that the copy of the memorandum and articles of association of the Guarantor examined by us (which is attached to the Deputy Secretary’s Certificate) is complete and up to date and conforms to the original and would, if issued today, comply, as respects the articles of association, with section 36 of the Companies Act 2006;

(ii)                                 the Indentures, the Guarantees and the Securities are valid and binding on the parties under the laws of the State of New York (“New York law”) by which the Indentures, the Guarantees and the Securities are expressed to be governed;

(iii)                              that the Securities will be duly issued, authenticated and delivered in accordance with the provisions of the Indentures;

(iv)                             the capacity, power and authority of each of the parties (other than the Guarantor) to execute, deliver and exercise its rights and perform its obligations under the Indentures, the Guarantees and the Securities;

(v)                                that no law of any jurisdiction outside England and Wales would render such execution, delivery or issue illegal or ineffective and that, insofar as any obligation under the Indentures, the Guarantees or the Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(vi)                             that each Security will be in the form set out in Article Two of the Indentures and will be subject to the terms and conditions of the Indentures;

(vii)                         that the terms and conditions applicable to the Securities will not be inconsistent with the Registration Statement;

(viii)                       that (1) the information disclosed by the Company Searches and by our telephone search on 10 May 2012 at 2.14 p.m. at the Central Registry of Winding-up Petitions in relation to the Guarantor (together the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to and (2) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(ix)                               that (i) no proposal for a voluntary arrangement, and no moratorium has been obtained, in relation to the Issuers under Part I of the Insolvency Act 1986, (ii) the Guarantor has not

given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Guarantor, and no step has been taken to strike off or to dissolve the Guarantor, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Guarantor or any of its assets or revenues;

(x)                                  that the minutes referred to in paragraphs 3, 4, 5, 6 and 7 above are a true record of the proceedings described therein of duly convened, constituted and conducted meetings of the Guarantor’s board of directors (and of the Finance Committee and Standing Committee thereof) acting in the interests and for a proper purpose of the Guarantor and that the relevant meeting was duly held and that the authorisations given and resolutions passed thereat have not subsequently been amended, revoked or superseded and that, in making any subsequent decision, the directors of the Guarantor and any committee or person to whom they have delegated any such decision will act in accordance with their duties as directors;

(xi)                               that the Indentures and the Guarantees are entered into by the Guarantor in good faith and in furtherance of its objects under its memorandum and articles;

(xii)                            that the Indentures and the Guarantees are in the best interests and to the advantage of the Guarantor and likely to promote the success of the Guarantor;

(xiii)                         the accuracy and completeness of the statements made in the Deputy Secretary’s Certificate as at today’s date;

(xiv)                        that, for United Kingdom tax purposes, the Guarantor is resident in, and only in, the United Kingdom and that interest and other amounts payable by Diageo Investment Corporation on the Diageo Investment Securities do not and will not have a UK source;

(xv)                           that, for United Kingdom tax purposes, Diageo Investment Corporation is resident in the United States, is not, and has never been, resident in the United Kingdom and does not have a permanent establishment in the United Kingdom;

(xvi)                        that each of the Securities represents “loan capital” for the purposes of section 79 of the Finance Act 1986 and none of the Securities is or includes interests in, or in dividends or other rights arising out of, or rights to allotments of or to subscribe for, or options to acquire, stocks, shares or loan capital which are paired with shares issued by a body corporate incorporated in the United Kingdom;

(xvii)                     that the Indentures, the Guarantees and the Securities have the same meaning and effect as if they were governed by English law;

(xviii)                  since 3 August 1998, no amendments have been made to the Diageo Capital Indenture which continues in full force and effect as at the date hereof; and

(xix)                          since 1 June 1999, no amendments have been made to the Diageo Investment Indenture which continues in full force and effect as at the date hereof

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that:

1.                                    The Guarantor is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.                                    The Indentures have been duly authorised by the Guarantor.  The Indentures have been duly executed and delivered by the Guarantor.

3.                                    On the assumption that the Indentures do create valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Indentures from being valid and binding obligations of the Guarantor.

4.                                    The statements in the Registration Statement in the eighth sentence of the section headed “Enforceability of Certain Civil Liabilities”, in the last paragraph of the section headed “Description of Debt Securities and Guarantees - Payment of Additional Amounts” and in the section headed “United Kingdom Taxation of Debt Securities”, in each case as amended or supplemented by the prospectus supplement, and also the section headed “Taxation” in the prospectus supplement, insofar as they are summaries of United Kingdom tax considerations or refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Our reservations are as follows:

I.                                    Undertakings, covenants and indemnities contained in the Indentures or the Guarantees may not be enforceable before an English court insofar as they purport to require payment or reimbursement of (a) the costs of any unsuccessful litigation brought before an English court or (b) any stamp duties.

II.                                Insofar as any obligation under the Indentures, the Guarantees or the Securities is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

III.                            We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under or in respect of the Indentures, the Guarantees or the Securities.

IV.                            The obligations of the Guarantor under or in respect of the Indentures, the Guarantees and the Securities will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

V.                                In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws.

VI.                            The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

This opinion is addressed to you in connection with the filing of the Registration Statement.

We consent to the references to our name and opinion under the captions “Enforceability of Certain Civil Liabilities”, “Taxation - United Kingdom Taxation” and “Validity of Securities” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ SLAUGHTER AND MAY